MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (“Settlement Agreement”) is made and entered into by and between Cloudburst Solutions, LLC (“CS”), on the one hand, and Water Now, Inc. (“Water Now”) and David King (“King”), on the other hand (each a “Party” and collectively, the “Parties”).

W I T N E S E T H:

WHEREAS, CS and Water Now entered into a Manufacturing and Licensing Agreement (the “Agreement”) on July 1, 2016; and,

WHEREAS, the Parties, neither of which admit to any liability, desire, finally and forever, to settle and compromise all disputes and matters of controversy between them concerning or relating in any way to the aforementioned matters.

I.

Consideration for Settlement Agreement

1.            Water Now agrees:

a.	To pay or cause to be paid to CS a total principal sum of SEVEN HUNDRED THOUSAND DOLLARS AND NO CENTS ($700,000.00) (“Payment”) in the following four installments:
i.	First Payment -- ONE HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($150,000.00) within 21 days of the execution of this Settlement Agreement;
ii.	Second Payment -- ONE HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($150,000.00) within 30 days after the First Payment is made;
iii.	Third Payment -- ONE HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($150,000.00) within 30 days after the Second Payment is made;
iv.	Fourth Payment -- TWO HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($250,000.00) within 30 days after the Third Payment is made;
b.	To fully release CS from any claims related to the Agreement; and,
c.	That the Agreement is null and void in all respects and neither Party owes any duties or obligations under the Agreement.

2.            CS agrees:

a.	To dismiss the lawsuit entitled Cloudburst Solutions, LLC, Plaintiff, v. Water Now, Inc. et al., Defendants, Cause No. 017-291433-17, in the 17th District Court of Tarrant County, Texas (“Lawsuit”) as set forth in Section 3 below;
b.	To fully release Water Now and King from any claims related to the Agreement;
c.	That the Agreement is null and void in all respects and neither Party owes any duties or obligations under the Agreement; and,
d.	To cancel any shares of Water Now’s stock as set forth in Section 6 below.

III.

Dismissal of the Lawsuit

3.            On or before 12:00 p.m. on Thursday, May 31, 2018, CS will file the Notice of Nonsuit attached to this Settlement Agreement as Exhibit “A.” Such Notice of Nonsuit provides for dismissal with prejudice of all claims that relate to the Agreement.

4.            Each Party shall be responsible for payment of its own attorney’s fees and litigation expenses incurred in connection with the Lawsuit and the negotiation, execution, and performance of the Settlement Agreement. The Parties agree that attorney’s fees may be recovered by a prevailing party to enforce this Settlement Agreement, as provided by Paragraph 17 below.

5.            Each Party acknowledges and agrees that this Settlement Agreement is being executed and the consideration being given by each Party, in full compromise and settlement of the Lawsuit, and to avoid further trouble, litigation, and expenses. The fact of this Settlement Agreement shall not be construed as an admission of wrongdoing or liability by any Party.

IV.

Cancellation of Water Now’s Shares

6.            On or before 12:00 p.m. on Thursday, May 31, 2018, CS will execute the Cancellation Agreement attached to this Settlement Agreement as Exhibit “B” and deliver to Water Now: (a) the stock certificate(s) evidencing 1,250,000 Water Now shares held by CS; and (b) a medallion guaranteed stock power executed in blank.

V.

Releases and Indemnity

7.            CS, its representatives, attorneys, agents, successors, assigns and all persons acting on behalf of or asserting claims on behalf of CS hereby completely RELEASE, ACQUIT, and FOREVER DISCHARGE, Water Now and King, together with their respective past, present and future attorneys, agents, servants, representatives, employees, subsidiaries, affiliates, partners, heirs, predecessors and successors in interest and assigns, and all other persons, firms, corporations, with whom any of the former have been, are now, or may hereinafter be affiliated (collectively, “Water Now, King, and their Representatives”) from any and all claims, demands, obligations, actions, causes of action, rights, damages, costs, expenses, claims for prejudgment and post-judgment interest and compensation of any nature whatsoever (collectively, the “Claims”), whether such Claims are known or unknown, fixed or contingent, which CS has ever had, now has, or which CS may claim to have against Water Now, King and their Representatives because of any matter or thing done or omitted that in any way directly or indirectly arises out or relates to the Agreement.

8.            Water Now and King, as well as their respective representatives, attorneys, agents, successors, assigns and all persons acting on behalf of or asserting claims on behalf of WN, hereby completely RELEASE, ACQUIT and FOREVER DISCHARGE, CS, together with its respective past, present and future officers, directors, stockholders, attorneys, agents, servants or representatives, employees, subsidiaries, affiliates, partners, heirs, predecessors and successors in interest and assigns and all other persons, firms or corporations with whom any of the former have been, are now or may hereinafter be affiliated (collectively, “CS and its Representatives”), from any and all claims, demands, obligations, actions, causes of actions, rights, damages, costs, expenses, claims for prejudgment and post-judgment interest, compensation of any nature whatsoever, (collectively, the “Claims”), whether such Claims are known or unknown, fixed or contingent, which Water Now or King has ever had, now has, or which Water Now or King may claim to have against CS and its Representatives because of any matter or thing done or omitted that in any way directly or indirectly arises out or relates to the Agreement.

9.            The foregoing mutual releases do not release any obligation created by this Settlement Agreement.

10.         The parties acknowledge that the purpose of this Agreement is to establish closure and liquidation of all possible claims arising out of or relating to the Agreement. The Parties acknowledge that foregoing releases do not encompass potential claims for patent infringement, trade secret misappropriation, or disclosure of confidential information.

VI.

Confidentiality

11. The Parties shall keep the facts and terms of this Settlement Agreement confidential and, after its execution, will not disclose this Settlement Agreement or its terms to any person, except that disclosure may be made: to attorneys, accountants, tax or financial advisors, a governmental entity that may require disclosure of the same, the State Bar of Texas, or insurers; as reasonably deemed necessary or appropriate to comply with a statutory or legal duty, including a fiduciary duty; to the extent that a Party deems it necessary to establish a claim or defense in a future controversy; pursuant to a subpoena, court order, or as otherwise required by law; to the extent necessary to enforce or comply with this Settlement Agreement; to the extent that a Party reasonably deems it necessary, to protect its rights and interests in any of the consideration provided for in this Settlement Agreement; or as the Parties may reasonably need to disclose to officers, directors, or employees with a legitimate business need to know. This section, however, does not prohibit the parties from disclosing that the Lawsuit has been resolved without setting forth the terms of any such settlement or resolution.

VII.

Representations and Warranties

12.         Each of the Parties represents and warranties to each other Party the following:

a.	the Party or its duly authorized representative has read this Settlement Agreement in its entirety;
b.	the Party has the full power and capacity to execute, deliver, and perform all of the obligations pursuant to this Settlement Agreement, and this Settlement Agreement constitutes the valid and binding obligations of the Parties and is enforceable in accordance with its terms;
c.	the person executing the Settlement Agreement on behalf of the Party has the authority and capacity to execute this Settlement Agreement;
d.	the consideration provided for in this Settlement Agreement is good and valuable;
e.	the Party is executing this Settlement Agreement voluntarily, of its own free will, and without coercion, undue, influence, threat, or intimidation of any kind or type whatsoever and without promise of consideration other than that stated in this Settlement Agreement;
f.	no other person or entity has or has had any interest in the claims, demands, obligations or causes of action referred to in this Settlement Agreement and that the Party has not sold, assigned, transferred, conveyed or otherwise disposed of or purported to sell, assign, transfer, or otherwise dispose of any of the claims, demands, obligations, rights or causes of action referred to in this Settlement Agreement, other than to its attorneys who have signed below, indicating their consent to this Settlement Agreement;
g.	with this Settlement Agreement, the Parties acknowledge that additional facts may be discovered later, but this Settlement Agreement shall be and remain in effect, notwithstanding the discovery or existence of any additional or different facts; and
h.	except for the representations and warranties set forth in this Settlement Agreement, the Party has not received or relied on any oral or written representations, warranties, or agreement by any other Party regarding any fact, circumstance, condition, legal effect, or promise of future action; no representation has been made by any attorney or agent for any other Party; and the Party is not relying on the disclosure by any other Party of any material facts.

VIII.

Survival of Representations and Warranties

13.         The representations and warranties contained in this Settlement Agreement shall survive the execution and performance of this Settlement Agreement.

IX.

Entire Settlement Agreement and Successors in Interest

14.         This Settlement Agreement and its exhibits contain the entire agreement between the Parties hereto with regard to the matters set forth herein, and the terms of this Settlement Agreement are contractual in nature and are not merely recitals. This Settlement Agreement and its exhibits supersede all prior or contemporaneous oral or written understandings, settlement agreements, statements, or promises, including the mediator’s proposal.

15.         The terms of the Settlement Agreement shall be binding upon and inure to the benefit of the Parties, and their executors, administrators, personal representatives, heirs, successors and assigns. The Parties acknowledge and agree that this Settlement Agreement is intended to benefit only the Parties and may be enforced solely by the Parties, and their executors, administrators, personal representatives, heirs, successors and assigns. This Settlement Agreement is not intended to, and shall not, create any rights, remedies, or benefits of any character whatsoever in favor of any persons or entities other than the Parties, except as expressly provided herein.

X.

Construction by State Law

16.         This Settlement Agreement is entered into in the State of Texas and shall be construed and interpreted in accordance with its internal laws, without regard to principles involving conflicts of laws.

XI.

Breach of the Settlement Agreement

17.         In the event of a breach of this Settlement Agreement that results in litigation other than the Lawsuit, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs. The Parties agree that the state district courts of Tarrant County will be the exclusive forums for any dispute arising out of this Settlement Agreement, as the case may be depending on which court(s) has (or have) jurisdiction over the Parties’ dispute.

18.         In the event that any of the installment payments required to made under Section 1(a) are not received in a timely manner, CS must provide Water Now written notice of the breach to Water Now and its attorneys and provide Water Now three (3) business days to cure.

XII.

Additional Documents

19.         All Parties agree to cooperate fully and execute any and all documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Settlement Agreement.

XIII.

Amendment

20.         This Settlement Agreement may only be amended, modified, or supplemented by a written instrument signed by all Parties or their attorneys.

XIV.

Construction

21.         The parties to this Settlement Agreement have had access to counsel of their own choosing and an opportunity to read, review and revise this Settlement Agreement. This Settlement Agreement is the result of the joint efforts of the parties and their counsel. Therefore, the parties agree that this Settlement Agreement, or any given provision of it, should not be construed against the drafter (i.e., the doctrines of contra preferentum do not apply).

22.         All personal pronouns used in this Settlement Agreement, whether used in the masculine, feminine, or neutral, shall include all other genders; the singular shall include the plural and vice versa. The word “including” shall be construed as introducing examples, not an exhaustive list.

23.         All headings included in this Settlement Agreement are provided as a matter of convenience only and shall not form or be used to interpret the meaning of any provisions of this Settlement Agreement.

XV.

Counterparts and Copies

24.         This Settlement Agreement may be executed in a number of identical counterparts or with detachable signature pages and, each of which shall be deemed a part of this Settlement Agreement and binding upon all of the Parties as if all the Parties had signed the same document. The Parties further agree that copies of this Settlement Agreement, together with its attached exhibits, which are incorporated by reference for all purposes, including any facsimile copies or .pdf file copies with signatures, shall be binding and treated as an original agreement.

XVI.

Non-Waiver

25.         No delay or omission by any Party to exercise any right under this Settlement Agreement shall impair such right or be construed as a waiver thereof, and no waiver of any right or breach of any provision of this Settlement Agreement shall be construed as a waiver of any other right or provision or any subsequent breach of such provision.

XVII.

Severability

26.         The provisions of this Settlement Agreement are severable and, if any of the provisions shall be held by any court of competent jurisdiction to be unenforceable, such holding shall not affect or impair any other provision.

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EXECUTED this 30th day of May 2018.